Exhibit 4.17


                              CERTIFICATE OF TRUST
                                       OF
                               IM CAPITAL TRUST I

         THIS Certificate of Trust of IM Capital Trust I (the "Trust"), dated as of December 10, 2001, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C.ss.3801 et seq.) (the "Act").


         1. Name. The name of the business trust formed hereby is "IM Capital Trust I".

         2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

         3. Effective Date. This Certificate of Trust shall be effective upon filing.

         IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

                             THE BANK OF NEW YORK (DELAWARE), not in
                             its individual capacity but solely as
                             trustee of the Trust

                             By:    /s/ William T. Lewis
                             Name:  William T. Lewis
                             Title: Senior Vice President

                             THE BANK OF NEW YORK, not in its individual capacity but solely as trustee of the Trust

                             By:    /s/ Kisha A. Holder
                             Name:  Kisha A. Holder
                             Title: Assistant Treasurer


                             /s/ John P. Lawrence
                             JOHN P. LAWRENCE, not in his individual capacity but solely as trustee of the Trust